CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated October 26, 2010, accompanying the financial statements of GNMA Income Portfolio, Series 5 (included in Van Kampen Unit Trusts, Taxable Income Series 116) as of June 30, 2010, and for the period from July 18, 2007 (Initial Date of Deposit) through June 30, 2008 and for each of the two years in the period ended June 30, 2010 and the financial highlights for the period from July 18, 2007 (Initial Date of Deposit) through June 30, 2008 and for each of the two years in the period ended June 30, 2010, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-141839) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 26, 2010